EXHIBIT 3.6

THIRD CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PHARMASSET, INC.

Pharmasset, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST: That in accordance with the Bylaws of the Company and Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company, at a meeting held on March 1, 2007 at which a quorum was present, duly adopted resolutions proposing and declaring advisable the amendment of the Second Amended and Restated Certificate of Incorporation of the Company in certain respects and recommending that such amendment be submitted to the stockholders of the Company for consideration, action and approval.

SECOND: That this Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL and amends the provisions of the Certificate of Incorporation of the Company previously filed with the Secretary of State of Delaware on June 8, 2004, as amended and restated to the date hereof.

THIRD: That Section 1.22 of Part I of Exhibit A to the Second Amended and Restated Certificate of Incorporation, is hereby amended in its entirety to read as follows:

“Qualified IPO” shall mean a fully underwritten, firm commitment public offering that is consummated pursuant to an effective registration statement under the United States Securities Act covering the offer and sale by the Company of Common Shares in which the aggregate offering amount equals or exceeds US$30,000,000 and in which the price per Common Share offered to the public equals or exceeds US$5.00 (such price to be equitably adjusted in the event of any share dividend, share split, reverse split, combination, recapitalization or other similar event).

IN WITNESS WHEREOF, PHARMASSET, INC. has caused this Third Certificate of Amendment of Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 18th day of April, 2007.

PHARMASSET, INC.

By:	/s/ P. Schaefer Price
	Name:	P. Schaefer Price
	Title:	President and Chief Executive Officer

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